NEWS FROM

Media Contact:	June 15, 2011
Andy Brimmer or Helen Todd, 205-410-2777

Investor Relations Contact:
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com

HEALTHSOUTH COMPLETES INITIAL CALL OF ITS
10.75% SENIOR NOTES

BIRMINGHAM, Ala. — HealthSouth Corporation (NYSE:HLS) today announced it has completed its initial call of $335 million in principal of its 10.75% senior notes due in 2016. The notes are currently callable at a price of 105.375% resulting in total cash required of approximately $353 million to retire the $335 million in principal. Following the call, approximately $166 million in principal of these notes remains outstanding.

“During the past year, we have taken several important steps to improve the cost and flexibility of our debt capital, including the creation of significant capacity to address the expensive 2016 senior notes as the call protection lapsed,” said Executive Vice President and Chief Financial Officer of HealthSouth, Doug Coltharp. “We anticipate further repurchases of these senior notes and are targeting a full retirement of this issue not later than mid 2012.”

“The approximately $353 million of cash required for the initial call was funded using the proceeds of the $100 million term loan, put in place in May 2011, other cash on hand of approximately $103 million and approximately $150 million drawn on the revolver,” said Senior Vice President and Treasurer of HealthSouth, Ed Fay. “Higher cash balances than previously anticipated allowed us to increase the cash funding from the original $77 million estimate resulting in a lower draw on the revolver.”

About HealthSouth
HealthSouth is the nation’s largest provider of inpatient rehabilitative healthcare services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, outpatient rehabilitation satellite clinics and home health agencies. HealthSouth’s hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, orthopedic, cardiac and pulmonary conditions, brain and spinal cord injury, and amputations. HealthSouth can be found on the Web at www.healthsouth.com.

Forward-Looking Statements

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth's actual results or events may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results or events to differ materially from those anticipated include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against the Company; significant changes in HealthSouth's management team; HealthSouth's ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth's services by governmental or private payors; the ability to close the long-term acute care hospital disposition when and as previously announced; general conditions in the economy and capital markets; and other factors which may be identified from time to time in HealthSouth's SEC filings and other public announcements, including HealthSouth's Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended March 31, 2011.

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